Cloud Contact Center Software

Exhibit 10.7
February 21, 2014

Scott Welch

Subject to final approval by the Board of Directors, we are very pleased to offer you employment with Five9, Inc. (“Company” or Five9”) for the position of Executive Vice President of Cloud Operations. This position will report to Mike Burkland, CEO. This is a position which carries considerable responsibility and which is integral to the continued development and success of our Company. This letter formally presents the specifics of our offer of employment, which you should read and carefully consider.
Your expected employment start date is March 3, 2014. In your position as Executive Vice President of Cloud Operations, you will receive a base annual salary of $285,000 paid semi-monthly at a rate of $11,875 per pay period. In addition, you will be eligible to earn an annual bonus of up to $80,000 of annual variable compensation which will be paid quarterly and based on achievement of objectives. Your first quarterly bonus will be pro-rated from your date of hire.
During your employment, you will have an expense allowance for travel and lodging related to your commute equal to $60,000 per year. This travel allowance will be added to your base salary. If you decide to relocate to the Bay Area, you will be eligible for a relocation allowance up to $25,000 in qualified moving expenses (as defined by the IRS guidelines). In addition, if you relocate in 2014, the Company will pay you a $9,000 relocation bonus within 30 days after your relocation. Following relocation your travel allowance will be removed from your base salary. If you relocate to the Bay Area, your base salary will increase by 15%.
The Company has adopted an Equity Incentive Plan (the “Stock Option Plan”). Subject to approval by the Board of Directors, you will be granted an option to purchase 750,000 shares of the Company’s common stock under the Company’s current Stock Option Plan. The per-share option exercise price will be equal to the per-share fair market value of the common stock on the date of the option grant as determined by the Board of Directors of Five9, Inc. Subject to the conditions above, if the option to purchase 750,000 shares is granted, the vesting start date for this stock option will be your start date as an employee of Five9. This option shall be subject to a four-year vesting restrictions (one-year cliff; monthly thereafter) and other standard provisions set forth in the Company’s stock option documentation.
Change in Control. If a Change in Control of the Company (as defined below) occurs and your employment is terminated by the Company, other than for Cause, or due to Constructive Termination (both as defined below) at any time within a period of twelve (12) months following a Change in Control of the Company, then the Option, to the extent outstanding and unvested shall immediately become vested and exercisable with respect to fifty percent (50%) of the shares covered by the then-outstanding and unvested portion. Any portion of the Option that is not vested after giving effect to the foregoing clause shall terminate as of the date of such termination of your employment.
For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following on or after the Start Date:

(i)
an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, or sale of more than 50% of the outstanding voting stock of the Company), or

Five9, Inc.
4000 Executive Parkway, Suite 400
San Ramon, CA 94583

www.five9.com

Cloud Contact Center Software

(ii)
a sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as, in either case, the Company’s stockholders of record immediately prior to such Merger, hold less than 50% of the voting power of the surviving or acquiring entity.

In the event your employment is terminated by the Company, without Cause, or by you pursuant to a Constructive Termination, you will be entitled to receive a severance equal to your monthly base salary times 6 months (subject to standard withholding and payroll deductions), payable in accordance with the Company’s customary payroll practices. During the period in which you are paid a severance from the Company, the Company will pay for the continuation of your health benefits.
For purposes of this Agreement, “Cause” shall mean (i) fraud, embezzlement, willful misconduct or a material violation of law that is materially detrimental to the Company or any of its affiliates; (ii) gross negligence with respect to the Company or any of its affiliates that causes material harm to the Company or any affiliate; (iii) conviction or plea of guilty or nolo contendere for a felony or a crime of moral turpitude that causes material harm to the Company’s reputation or (iv) a material breach of any provision of this Offer Letter or any provision of the Company’s Code of Conduct that is applicable to the Company’s employees; provided, however, that if a cure is reasonable possible in the circumstances, that at least 15 days’ advance written notice of such breach has been provided (which notice shall specifically set forth the nature of such breach), and failure to cure such breach within such 15-day period.
For purposes of this Agreement, “Constructive Termination” shall mean a material default by the Company in the performance of its obligations hereunder, provided such default shall not have been corrected by the Company within 30 days of receipt by the Company of written notice from you of the occurrence of such default, which notice shall specifically set forth the nature of such default. Material default under this Agreement shall include, without limitation, (i) the assignment to you of any duties inconsistent (except in the nature of a promotion) with your position as Executive Vice President of Cloud Services or a material adverse alteration in the nature or status of your responsibilities, (ii) the Company’s failure to pay any of the compensation that has become due and payable to you hereunder and (iii) a relocation by the Company of your principal office more than thirty-five (35) miles from San Ramon, California.
Acknowledgement and Waiver. Executive and the Company hereby acknowledge that Executive shall not be entitled to receive the severance benefits provided for in the Offer Letter or the acceleration of the vesting provided for in the Offer Letter unless the Executive signs and does not revoke a general release of claims in the form provided by the Company.
You will be entitled to 15 days of Paid Time-Off (PTO) per year. Your PTO will accrue at the rate of 5 hours per pay period. As a full-time employee of the Company, you will be eligible to participate in Company-sponsored benefits and be a member of any employee benefit plans that the Company may establish and that are generally available to other employees of the Company. At the present time, these benefits include medical, dental and vision. In the near future, we will provide you more detailed information about these benefits, including eligibility rules.

Employment at the Company is “at will.” This means that you are free to resign at any time with or without Cause (defined below) or prior notice. Similarly, the Company is free to terminate our employment relationship with you at any time, with or without Cause or prior notice. As you know, Five9 is involved in a highly competitive and quickly evolving industry. Although your job duties, title, compensation and benefits, as well as the Company’s policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the CEO of the Company. Your

Five9, Inc.
4000 Executive Parkway, Suite 400
San Ramon, CA 94583

www.five9.com

Cloud Contact Center Software

employment with the Company is subject to Five9’s general employment policies, many of which are described in the Five9 Employee Handbook.
You will devote your best efforts to the performance of your job for Company. While employed at Company, you will not undertake any other activity requiring your business time and attention, nor support (by way of investment or otherwise) any activity that may be competitive with the Company’s business or pose a conflict of interest with that business. Company will allow 120 days from employment start date to divest of any investments or equity holdings in a competing business. You will follow the Company’s policies and procedures (including our policies protecting other employees against discrimination and sexual harassment) as described to you from time to time.

Your employment pursuant to this offer is contingent on the following: (1) your signing of the Company’s Proprietary Information and Inventions Assignment Agreement, which, among other things, requires that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer and will not bring onto the Company’s premises any confidential or proprietary information of any former employer unless that employer has consented to such action in writing; (2) your ability to provide the Company with the legally-required proof of your identity and authorization to work in the United States.

In the unlikely event of a dispute between Company and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration in the County of Contra Costa, California. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), it is not applicable to your rights under the California Workers’ Compensation Law, which are governed under the special provisions of that law, or to enforcement of the attached agreement concerning confidential information and ownership of inventions.
Scott, we hope that you will accept our employment offer on the above terms and conditions, which can be modified only in writing as signed by the Company's Chief Executive Officer. This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral, including any other agreement between you and the Company regarding payment of any severance and/or stock option vesting acceleration. We realize that this sounds a bit formal, but we want to make sure that you understand the important aspects of employment at Five9, before you make a decision about joining us. To accept our offer, please return one original copy of your signed offer letter to me at your earliest convenience.
Please contact me if you have any questions whatsoever about this letter or your employment. We are looking forward to you joining us as a member of the Five9 team.

Sincerely,

/s/ Mike Burkland
Mike Burkland
Chief Executive Officer
Agreed to and accepted on

Five9, Inc.
4000 Executive Parkway, Suite 400
San Ramon, CA 94583

www.five9.com

Cloud Contact Center Software

/s/ Scott Welch
(Signature)
Scott Welch
(Print Name)

Five9, Inc.
4000 Executive Parkway, Suite 400
San Ramon, CA 94583

www.five9.com